EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is made as of the 1st day of January, 2000, by and between PLANET HOLLYWOOD INTERNATIONAL, INC., a Delaware corporation, hereinafter referred to as the "Company," and ROBERT I. EARL, hereinafter referred to as the "Executive."

         WHEREAS, Employee and the Company previously entered into an Employment Agreement dated August 8, 1995 (the "Old Agreement"), which unless sooner terminated as provided therein, terminates on December 31, 2001; and

         WHEREAS, Employee and the Company desire to terminate the Old Agreement and enter into this Agreement, with this Agreement governing the employment relationship between Employee and the Company.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the monies to be paid hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Termination of Old Agreement. Upon valid execution of this Agreement, the Old Agreement shall be mutually terminated by the parties and shall be of no further force and effect. This Agreement shall supersede the Old Agreement and shall control the employment relationship between Employee and the Company.

         2. Term of Employment. The Company hereby employs Executive and Executive hereby accepts employment with the Company for a period of five (5) years commencing on the date hereof; provided, however, that this Agreement may be terminated earlier as hereinafter set forth.

         3. Duties of Executive.
            -------------------

                  (a) Executive is hereby hired and employed by the Company to perform the duties and accept the responsibilities as herein set forth. During the term hereof, Executive (i) shall be Chief Executive Officer of the Company and each of its significant subsidiaries and (ii) shall serve as President and such other executive officer positions of the Company and each of its significant subsidiaries as requested by the Company's Board of Directors (the "Board") in the event such offices are not otherwise filled by Executive or the Board. In such capacities, Executive shall be the principal officer of the Company and each of its significant subsidiaries, and shall have full power to conduct the business of the Company and its subsidiaries and affiliates, and have responsibility for the active management, control and supervision of the business and affairs of such entities, subject only to the supervision and control of the Board. Executive shall report only to the Board and Executive's powers and authority shall be superior to those of any officer or employee of the Company or of any subsidiary thereof. Executive shall not be required without his consent to


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

undertake responsibilities not commensurate with his position. The Company agrees to nominate Executive for election to the Board at each annual meeting of stockholders during his employment hereunder. Executive agrees to serve on the Board if elected.

                  (b) Executive agrees to devote as much time as may be required to fulfill Executive's duties and obligations to the Company and its affiliates under the terms of this Agreement. Executive shall be permitted to undertake or continue to conduct other business, civic, or charitable activities during the term hereof if such activities do not in the aggregate materially interfere with the duties of Executive hereunder. The Company agrees that Executive may, at Executive's option (i) hold outside directorships during the term of this Agreement, and Executive may retain all compensation from such board service, and (ii) invest or otherwise participate in other ventures, including restaurant ventures other than Hollywood themed restaurant ventures.

                  (c) Executive shall be not be deemed to be engaged in or concerned with a duty or pursuit which is contrary to the best interests of the Company unless he has received written notice to such effect, setting forth with reasonable specificity the basis of such claim, from the Company and has not, within sixty (60) days from the date of his receipt of any such written notice, initiated steps to eliminate his engagement in or concern with such duties or pursuits as are specified in such notice as being contrary to the provisions of this Section 3.

         4. Compensation.
            ------------

                  (a) Base Salary. As compensation for services rendered under this Agreement, Executive shall be entitled to receive from the Company a base salary ("Base Salary") of Two Hundred Thousand Dollars ($200,000.00) per year, payable in accordance with the normal payroll practices of the Company or in such other installments as are agreed upon between the Executive and the Company. Executive's compensation shall be reviewed not less than annually by the Board.

                  (b) Incentive Bonuses. In addition to his Base Salary, the Company shall pay Executive an annual incentive cash bonus ("Cash Bonus") based upon the Company's performance, in such amount as may be deemed appropriate by the Board. In addition to his Base Salary and any Cash Bonus and in accordance with a separate stock option agreement, the Company hereby grants to Executive options to purchase two million (2,000,000) shares of the Company's Class A common stock (the "Bonus Options") at an exercise price equal to $4.2857 per share. Except as otherwise expressly described herein, the Bonus Options shall "vest" to Employee, and therefore become non-forfeitable, in accordance with the terms and provisions of the separate stock option agreement; provided that the Company's standard vesting schedule (and other terms) shall be modified as follows:

                           (i) On the date which immediately follows the third
consecutive business day for which the average "Fair Market Value" (as defined herein) per share of the Company's Class A common stock equals or exceeds Forty Dollars ($40.00) per share, Executive shall vest in all of the Bonus Options;

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

                           (ii) Such Bonus Options shall be exercisable for a
period of five (5) years;

                           (iii) Upon Executive's exercise of all, but not less
than all, of the Bonus Options, and upon Executive's written request, the Company shall use its best efforts to file with the Securities and Exchange Commission, at the Company's expense, a registration statement on an appropriate form (the "Registration Statement"), covering the resale of Executive's shares of Class A common stock received upon exercise of the Bonus Options. The Company shall use its best efforts to have the Registration Statement declared effective as promptly as practicable after such filing and to keep the Registration Statement continuously effective for a period of two (2) years; and

                           (iv) For the purposes of this Section 4(b), "Fair
Market Value" of a share of the Company's Class A common stock on any date shall mean (A) the closing price of such stock on such date as officially reported on the principal national securities exchange on which such Stock is then listed or admitted to trading, or (B) if such stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the closing price of the stock on such date, or (C) if there shall have been no trading on the previous business day or if the stock is not so designated, the average of the closing bid and asked prices of the stock on such previous business day as shown by the NASD automated quotation system, or (D) if such stock is not then listed or admitted to trading on any national exchange or quoted in the over-the-counter market, the value determined by the Board.

                  (c) Stock Option Plan. Executive shall be entitled to participate in the Company's stock option plan for its employees and executive officers, and, at the time this Agreement is executed, shall be granted certain options pursuant to a separate stock option agreement. Such options shall be exclusive of any Bonus Options and, except as otherwise expressly described herein, shall "vest" to Executive, and therefore become non-forfeitable, in accordance with the terms and provisions of the separate stock option agreement.

         5. Executive Benefits. Executive shall be entitled to receive all benefits generally made available to the senior executives of the Company. By way of example, and not limitation, such benefits may include pension, profit-sharing, other retirement plans or programs, medical, dental, life, and disability insurance. In addition, Executive shall be entitled to participate in all fringe benefits and perquisites available to senior executives of the Company and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide.

         6. Vacation. Executive shall be entitled to annual vacation at full pay in accordance with the Company's vacation and leave policies for its senior executives in effect from time to time. Subject to such policies, the time and duration for such vacation shall be selected by Executive at his discretion.

         7. Reimbursement of Executive Expenses. Executive shall be expected to incur various business expenses customarily incurred by persons holding like positions, including, but

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

not limited to, traveling, entertainment and similar expenses, all of which are to be incurred by Executive for the benefit of the Company. Subject to the Company's policy regarding the reimbursement of such expenses, the Company shall promptly reimburse Executive for such expenses at Executive's request, and Executive shall account to Company for such expenses.

         8. Restrictive Covenants.
            ---------------------

                  (a) Executive will not at any time, in any fashion, form or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm, or corporation, or other entity or utilize for his own benefit, in any manner whatsoever, any trade secrets or any confidential information of any kind, nature, or description concerning any matters affecting or relating to the business of the Company and its affiliates or their manner of operation, or their confidential plans, processes or other data of any kind, nature or description.

                  (b) All tangible confidential information and other confidential documentation, either directly or indirectly coming into the possession of Executive in the course of his employment, including all copies thereof or reproductions or drawings made therefrom, shall remain the property of the Company and shall be returned immediately upon the expiration or termination of the term of Executive's employment. Thereafter, Executive shall not reduce to writing or otherwise record any of the proprietary or confidential information disclosed to him during his employment.

                  (c) Executive shall not purposefully interfere with the Company's suppliers, customers or other business relations by using the Company's internal data in a damaging or derogatory manner that would damage the Company's relationships with such parties.

                  (d) The Company and Executive hereby stipulate that, as between them, the foregoing matters are important, material, and confidential, and gravely affect the effectiveness and successful conduct of the business of the Company, and its goodwill, and that any breach of the terms of this Section is a material breach of this Agreement.

                  (e) The obligations of Executive pursuant to this Section shall survive any termination of Executive's employment with the Company and shall remain in effect for one (1) year following the date of termination.

         9. Injunctive Relief. It is acknowledged and agreed that, in the event the provisions of Section 8 of this Agreement are breached by Executive, the extent of actual damages sustained by the Company or its assignee will be difficult of ascertainment, though great and irreparable, for which any remedy at law would be inadequate. Therefore, the parties hereto expressly agree that the Company shall have a right to seek injunctive relief for breach of any of the terms of Section 8, plus damages for such breach to the maximum extent permitted by law.


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         10. Death / Disability of Executive.
             -------------------------------

                  (a) The Company shall have the right to terminate this Agreement (i) upon the death of Executive or (ii) upon notice from the Company to Executive in the event of an illness or other disability which has incapacitated Executive and prevented him from performing his duties for six (6) consecutive months as determined in good faith by the Board.

                  (b) If this Agreement is terminated pursuant to Section 10(a) above, Executive's rights and the Company's obligations hereunder shall forthwith terminate except that Executive or his estate shall: (i) be paid a lump-sum cash payment equal to Executive's Base Salary hereunder for the remainder of the term hereof, payable within thirty (30) days of the date of such termination; (ii) receive all Incentive Bonuses earned by or granted to Executive pursuant to Section 4(b) above; and (iii) become fully "vested" under the terms of any stock option agreements executed and delivered prior to, along with, or after this Agreement, with all such stock options becoming immediately exercisable.

                  (c) The Company may purchase insurance to cover all or any part of its obligations set forth in this Section 10, and Executive agrees to take a physical examination to facilitate the obtaining of such insurance. However, such death and disability benefits are not conditioned upon the Executive's insurability or the Company's obtaining such insurance.

                  (d) Whenever compensation is payable to Executive under the terms of this Agreement during a time when Executive is partially or totally disabled and such disability (except for the provisions hereof) would entitle him to disability income or to salary continuation payments from the Company according to the terms of any plan now or hereafter provided by the Company or according to any Company policy in effect at the time of such disability, the compensation payable to him hereunder shall be inclusive of any such disability income or salary continuation and shall not be in addition thereto. If disability income is payable directly to Executive by an insurance company under an insurance policy paid for by the Company, the amounts paid to him by said insurance company shall be considered to be part of the payments to be made by Company to Executive pursuant to this Section, and shall not be in addition thereto.

         11. Termination by the Company for Cause. The Company may, at its option, without prejudice to any other remedy to which the Company may be entitled either at law or in equity under this Agreement, terminate this Agreement in the event that:

                  (a) Executive is convicted of, pleads guilty to, or pleads nolo contendre to a felony crime involving moral turpitude;

                  (b) Executive is found guilty of or pleads no contest to fraud, conversion, embezzlement, falsifying records or reports, or a substantially similar crime involving the Company's property; or

                  (c) Executive willfully breaches this Agreement.

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

         In the event Executive's termination shall be effective under this
Section 11, Executive shall not be entitled to receive any further compensation or benefits under the terms hereof.

         12. Termination by the Company Without Cause. If the Company terminates Executive "without cause," which shall mean for any reason other than as set forth in Section 10 or Section 11 hereof, Executive shall: (i) be paid, in a lump-sum cash payment within thirty (30) days of such termination, an amount equal to his base salary in effect at the time of termination for the following twelve (12) month period, or the remainder of the term of this Agreement, whichever is longer; (ii) receive all Incentive Bonuses earned by or granted to Executive pursuant to Section 4(b) above; and (iii) become fully "vested" under the terms of any stock option agreements executed and delivered prior to, along with, or after this Agreement, with all such stock options becoming immediately exercisable.

         13. Termination by Executive.
             ------------------------

                  (a) Executive may, at his option, after complying with this Section, terminate this Agreement:

                      (i) upon thirty (30) days' notice to Company given within sixty (60) days following the occurrence of any of the following events:

                           (A) Executive is not elected or retained as Chief
Executive Officer and a director of the Company;

                           (B) The Company materially reduces Executive's duties
and responsibilities hereunder. Executive's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that the Company is (or substantially all of its assets are) sold to, or is combined with, another entity provided that (I) Executive shall continue to have the same duties and responsibilities with respect to the Company's restaurant business, and (II) Executive shall report directly to the board of directors of the entity that acquires the Company or its assets.

                      (ii) in the event of a material breach of the terms of this Agreement by the Company; provided, that Executive shall be required to give written notice to the Company setting forth the nature of the material breach. The Company shall have thirty (30) days following its receipt of Executive's written notice in which to cure its breach before Executive's termination of this Agreement shall be effective.

                  (b) In the event Executive's termination shall be effective under Section 13(a), Executive shall: (i) be paid, in a lump-sum cash payment within thirty (30) days of such termination, an amount equal to his base salary in effect at the time of termination for the following twelve (12) month period, or the remainder of the term of this Agreement, whichever is longer; (ii) receive all Incentive Bonuses earned by or granted to Executive pursuant to
Section 4(b) above; and (iii) become fully "vested" under the terms of any stock option agreements

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


executed and delivered prior to, along with, or after this Agreement, with all such stock options becoming immediately exercisable.

                  (c) Executive may, at his option, voluntarily resign as an employee of the Company without the prior written consent of the Company; provided, that upon any such resignation (which is not also in accordance with a termination pursuant to Section 13(a) hereof), Executive shall not be entitled to receive any further compensation or benefits under the terms hereof, except as otherwise specifically provided herein.

         14. Payments upon Termination.
             ---------------------------

                  (a) The Company recognizes that because of Executive's special talents, stature and opportunities in the restaurant industry, and because of the special creative nature of and compensation practices of said industry and the material impact that individual projects can have on the operations of a company such as the Company, in the event of termination of this Agreement by the Company hereunder (except under Section 11), or in the event of termination by Executive under Section 13(a), before the end of the agreed term, the Company acknowledges and agrees that the provisions of this Agreement regarding further payments of Base Salary, Incentive Bonuses and the exercisability of stock options constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

                  (b) If any benefit received by Executive upon the termination of this Agreement is determined by the Internal Revenue Service to be subject to tax under Section 4999 of the Internal Revenue Code of 1986, as amended (as an "excess parachute payment"), the Company shall, as soon as reasonably practicable, pay Executive an additional cash amount sufficient to ensure that Executive receives the same net after-tax benefit (taking into account all federal, state and local income and other taxes) that Executive would have received had no tax under Section 4999 (or any similar or comparable federal, state or local tax) been imposed. The amount of any such additional cash payment shall promptly be determined by the Company's independent accounting firm and written notice thereof, along with a schedule detailing such accounting firm's calculations, shall be furnished to Executive within ten (10) days of such determination. If Executive objects to such determination within ten (10) days of his receipt of same, then Executive and the Company shall promptly agree on a secondary accounting firm to make a final determination of the amount of such additional cash payment, with the costs of such accounting firm to be paid by the non-prevailing party.

         15. Indemnification of Executive.
             ----------------------------

                  (a) Subject to any limitations imposed by state or federal law, and in addition to any rights of Executive under the organizational documents of the Company, any applicable state law, or any other agreement, the Company hereby agrees to hold harmless and indemnify Executive:

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

                           (i) Against any and all expenses (including
attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) to which Executive is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Executive is, was or at any time becomes a director, officer, employee, consultant, or agent of Company, or is or was serving or at any times serves at the request of the Company, as a director, officer, employee, consultant, partner, trustee or agent (regardless of his title) of another corporation, partnership, joint venture, trust or other enterprise;

                           (ii) Otherwise to the fullest extent permitted by law
and as permitted, or authorized, by the certificate of incorporation, bylaws, other organizational documents, or Board resolutions of the Company or its subsidiaries; and

                           (iii) From any and all income and excise taxes (and
interest and penalties relating thereto) imposed on Executive with reference to any payment under this Section (including without limitation payments in indemnity for such taxes).

                  (b) All agreements and obligations of the Company contained herein shall continue during the period Executive is a director, officer, employee, consultant or agent of the Company (or is or was serving at the request of the Company as a director, officer, employee, partner, consultant or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Executive shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Executive was an officer or director of the Company or serving in any other capacity referred to herein. The Company agrees to keep in place during all such time periods, a directors and officers' liability insurance policy (or policies) providing comprehensive coverage to Executive at least to the extent that such coverage is then provided by the Company for any other present or former executive or director of the Company.

                  (c) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any matter which would impose any penalty or limitation on Executive without Executive's written consent. Neither the Company or Executive will unreasonably withhold consent to any proposed settlement.

                  (d) The Company will pay all expenses promptly upon the presentment of bills for such expenses. Executive agrees that Executive will reimburse the Company for all reasonable expenses paid by the Company in defending any civil or criminal action, suit or proceeding against Executive in the event and only to the extent that it shall be ultimately determined that Executive is not entitled to be indemnified by the Company for such expenses under the provisions of the applicable state statute, the organizational documents of the Company, this Agreement or otherwise. This Agreement shall not affect any rights of Executive against the Company, any insurer, or any other person to seek indemnification or contribution.

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

                  (e) If the Company fails to pay any expenses (including, without limiting the generality of the foregoing, legal fees and expenses incurred in defending any action, suit or proceeding), Executive shall be entitled to institute suit against the Company to compel such payment and the Company shall pay Executive all costs and legal fees incurred in successfully enforcing such right to prompt payment.

                  (f) To the fullest extent permitted by law, the burden of proof with respect to any proceeding or determination with respect to Executive's entitlement to indemnification under this Agreement shall be on the Company.

                  (g) Neither the failure of the Company, the Board, independent legal counsel, nor its stockholders to have made a determination that indemnification of the Executive is proper in the circumstances because he has met the applicable standard of conduct set forth in the applicable state statute, nor an actual determination by the Company, its Board of Directors, independent legal counsel, or its shareholders that Executive has not met such applicable standard of conduct, shall be a defense to any action on the part of Executive to recover indemnification under this Agreement or create a presumption that Executive has not met the applicable standard of conduct.

         16. Governing Law and Arbitration. This Agreement shall be subject to and governed by the laws of the State of Florida. In the event a dispute directly or indirectly related to this Agreement and/or Executive's recruitment, employment or termination of employment (collectively, "Covered Claims") arises between Executive and the Company which cannot be resolved, such dispute shall be submitted to binding confidential arbitration in accordance with the rules of the American Arbitration Association then in effect and this Section 16. All such arbitration shall take place at the office of the American Arbitration Association located in Orlando, Florida. The award or decision rendered by the arbitrator(s) (including an allocation of the costs of arbitration) shall be final, binding and conclusive and judgment may be entered upon such award by any court having jurisdiction over such matter. The arbitration provisions of this Agreement shall not prevent any party from obtaining injunctive relief from a court of competent jurisdiction to enforce the obligations of the other party hereunder for which such party may require provisional relief pending a decision on the merits by the arbitrator(s). The Company agrees to advance, promptly upon written request accompanied by reasonable documentation, fifty percent (50%) of any costs and expenses, including without limitation attorneys' fees, incurred by Executive or his beneficiaries, successors, assigns or other transferees in connection with resolving any such Covered Claim, provided that any amounts so advanced shall be promptly repaid to the extent that the recipient is ultimately determined not to be entitled to be indemnified with respect to such amounts pursuant to the following sentence. Upon the final resolution of any Covered Claim, the Company shall be required to indemnify Executive (and his beneficiaries, successors, assigns or other transferees) for all reasonable costs and expenses, including without limitation reasonable attorneys' fees, incurred in resolving such Covered Claim, but only to the extent that the indemnified party has prevailed on such Covered Claim. Pending the resolution of any Covered Claim, Executive (and his beneficiaries, successors, assigns or other transferees) shall continue to receive all undisputed payments and benefits due under this Agreement, except to the extent that the arbitrator(s) otherwise provide.

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         17. Time of Essence. Time is of the essence of this Agreement and each covenant and condition contained herein.

         18. Notices and Demands. Any notice or demand which, by any provision of this Agreement or any agreement, document, or instrument executed pursuant hereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes if sent by certified or registered mail, postage and charges prepaid, to the following addresses: if to the Company, 8669 Commodity Circle, Orlando, Florida 32819, Attention: General Counsel, with a copy to Byrd F. Marshall, Jr., Esquire, Gray, Harris & Robinson, 201 E. Pine Street, Suite 1200, Orlando, Florida 32801, or at any other address designated by the Company to Executive in writing, and if to Executive, 9754 Chestnut Ridge Drive, Windermere, Florida 34786, or at any other address designated by Executive to the Company in writing.

         19. Severability. In case any covenant, condition, term or provision contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, in whole or in part, by judgment, order or decree of any court or other judicial tribunal of competent jurisdiction, from which judgment, order or decree no further appeal or petition for review is available, the validity of the remaining covenants, conditions, terms and provisions contained in this Agreement, and the validity of the remaining part of any term or provision held to be partially invalid, illegal or unenforceable, shall in no way be affected, prejudiced, or disturbed thereby.

         20. Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid. The provisions of this Section may not be waived except as herein set forth.

         21. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes any and all previous agreements between the parties, whether written or oral, with respect to such subject matter (including the Old Agreement).

         22. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and assigns.

         23. Section and Paragraph Headings. Section and paragraph headings used throughout this Agreement are for reference and convenience and in no way define, limit or describe the scope or intent of this Agreement or affect its provisions.

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

         24. Multiple Copies or Counterparts of Agreement. The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original and all of such counterparts taken together shall have the effect of a fully executed original.

         25. Number and Gender. Whenever used herein, singular numbers shall include the plural, the plural the singular, and the use of any gender shall include all genders.

         26. Further Assurances. Each of the parties hereto agree that they shall sign such additional and supplemental documents as may be necessary to implement the transactions contemplated pursuant to this Agreement when requested to do so by any party to this Agreement.

         Signed as of the day first written above with the intent to be legally bound.


                                    COMPANY:

                                    PLANET HOLLYWOOD INTERNATIONAL, INC.,
                                    a Delaware corporation


                                    By:____________________________________
                                    Name:_________________________________
                                    Its:____________________________________


                                    EXECUTIVE:

                                    _______________________________________
                                    Robert I. Earl


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